Exhibit 99.1

January 18, 2016 15:44 ET
Worthington Industries Acquires Brazing Manufacturer
COLUMBUS, OH--(Marketwired - Jan 18, 2016) - Worthington Industries, Inc. (NYSE: WOR) announced today that it has acquired the business of NetBraze, LLC, a manufacturer of brazing alloys, silver brazing filler metals, solders and fluxes primarily used in plumbing, HVAC-R, industrial gas and OEM markets.
"This acquisition expands our offering of alloys in the professional wholesale channel with innovative products that utilize patented technologies," said Worthington Industries' Pressure Cylinders President Andy Billman. "The products that NetBraze has developed save an operator time, resources and cost when brazing. We look forward to offering these new products in addition to our full complement of joining technologies products to our customers."
Worthington manufactures and distributes a full line of joining alloys including lead-free solders, brazing rods, fluxes, hand torches and hand torch fuel under the Worthington Joining Technologies and Bernzomatic® brands. NetBraze products include standard BCuP brazing alloys, BAg silver solders and fluxes, and innovative technologies including QuickCoil®, which offers up to 22-feet of non-stop brazing, eliminating leftover scrapped stubs produced by traditional brazing rods, and products with lower braze temperatures that make the brazing process more efficient. NetBraze is located in Mt. Orab, Ohio and has 23 employees.
About Worthington Industries
 Worthington Industries is a leading global diversified metals manufacturing company with 2015 fiscal year sales of $3.4 billion. Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 10,000 people and operates 80 facilities in 11 countries.
Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.
Safe Harbor Statement
 The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT INFORMATION
CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonIndustries.com